Legg Mason, Inc.
           Computation of Consolidated Ratios of Earnings to Fixed Charges
                               (dollars in thousands)



                       Nine                   Years ended March 31,
                    months ended
                    December 31,
                        2001     2001     2000      1999      1998      1997

Earnings before
 income taxes        $177,325  $265,820  $254,438  $156,811 $127,565 $ 95,798


Fixed Charges:
 Interest expense     101,601  175,389   134,383    94,974   73,776    43,388
 Portion of rental     19,778   22,315    17,312    14,457   12,823    10,017
 expense representative
 of interest factor*


Earnings available
 for fixed charges   $298,704 $463,524  $406,133  $266,242 $214,164  $149,203


Fixed Charges:
 Interest expense    $101,601 $175,389  $134,383  $ 94,974 $ 73,776  $ 43,388
 Portion of rental     19,778   22,315    17,312    14,457   12,823    10,017
 expense representative
 of interest factor*

Total fixed charges  $121,379 $197,704  $151,695  $109,431 $ 86,599  $ 53,405

Consolidated ratio
 of earnings to         2.5      2.3       2.7      2.4       2.5       2.8
 fixed charges






* The portion of rental expense representative of interest factor is calculated as one-third of the total of Rent, DP Service Bureau and Equipment Rental expenses.